Exhibit 99.1

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, July 1, 2025…...........On July 1, 2025, the Board of Directors of UMH Properties, Inc. (NYSE: UMH) (TASE: UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.225 per share payable September 15, 2025, to shareholders of record at the close of business on August 15, 2025. The Company’s annual dividend rate on its Common Stock is $0.90 per share.

Also, on July 1, 2025, the Board of Directors declared a quarterly dividend of $0.3984375 per share for the period from June 1, 2025, through August 31, 2025, on the Company’s 6.375% Series D Cumulative Redeemable Preferred Stock payable September 15, 2025, to shareholders of record at the close of business on August 15, 2025. Series D preferred share dividends are cumulative and payable quarterly at an annual rate of $1.59375 per share.

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 141 manufactured home communities, containing approximately 26,500 developed homesites, of which 10,400 contain rental homes, and over 1,000 self-storage units. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Maryland, Michigan, Alabama, South Carolina, Florida and Georgia. Included in the 141 communities are two communities in Florida, containing 363 sites that UMH owns and operates through its joint venture with Nuveen Real Estate.

Contact:

Nelli Madden

732-577-9997

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